Byrna Technologies Inc. 8-K

Exhibit 99.1

Byrna Technologies Acquires Mission Less Lethal Assets

NEWS PROVIDED BY

Byrna Technologies Inc.

May 13, 2021, 09:16 ET

Gains Access to Extensive IP Portfolio for Less-Lethal Application

ANDOVER, Mass., May 13, 2021 /PRNewswire/ -- Byrna Technologies Inc. ("Byrna" or "the Company") (Nasdaq: BYRN) (CSE: BYRN) today announced that it has acquired the assets of Mission Less Lethal ("Mission"), one of the leading U.S. manufacturers of .68 caliber, shoulder-fired non-lethal launchers for law enforcement and other security professionals (both domestically and internationally), from Kore (US) Outdoor Inc. ("Kore").  Kore is a recognized global leader in the design, development, manufacture and sale of .68 caliber launchers for the paintball industry.

In addition to acquiring Kore's non-lethal business operations and product line, which includes the MLR, Mission 4, TPR and TCR (Tactical Compact Rifle) launchers, Byrna has acquired Mission's customer list, order book and other valuable IP assets, including the exclusive right to use the key patents and intellectual property underpinning the acquired suite of products. Byrna funded the acquisition with cash on hand.  Terms of the transaction were not disclosed.

"Mission Less Lethal represents a highly strategic tuck-in acquisition for Byrna," stated Bryan Ganz, CEO of Byrna.  "Mission's technology is second to none and its products are best-in-class.  In addition, its product line and customer base are very complementary to our own.  While Byrna's primary focus has been the consumer market, Mission's primary focus has been security professionals including private security, law enforcement and prisons (both domestically and abroad).  Likewise, from a product perspective, Byrna has focused on the design, development and manufacture of hand-held, pistol type non-lethal devices, while Mission has focused on the design, development and sale of non-lethal rifles including their semi-automatic and fully automatic shoulder fired launchers such as the MLR, TCR and Mission 4.  These launchers, with their patented feed systems are capable of firing up to 180 rounds per minute."

"With the acquisition of the Mission product line and its unrivaled suite of IP for non-lethal applications, we believe Byrna will be incredibly well positioned to make significant inroads into the law enforcement, private security and school safety markets.  At the same time, we believe Mission's signature product, the TCR, which is powered by readily available 12-gram CO2 canisters and does not require an external air tank, will have broad crossover appeal to the more than 120,000 members of Byrna Nation."

Mr. Ganz continued, "We believe the Kore patents, combined with Byrna's already extensive IP portfolio, will allow our R&D team to develop a number of exciting, new, non-lethal Byrna products for both the consumer and law enforcement markets in the months and years to come, including a pump action launcher (PAL) capable of firing Byrna's patented .68 caliber tail fin projectile (see image), which is accurate at more than 150 feet.  In addition to the existing technology underpinning Mission's product line, under the terms of the agreement, Byrna has a right of first refusal for the non-lethal application of any newly developed Kore IP.  In the coming weeks and months we look forward to sharing further details about this attractive and highly strategic acquisition, including when the consumer version of the Tactical Compact Rifle (TCR) will be released to the market."

About Byrna Technologies Inc.
Byrna is a technology company, specializing in the development, manufacture, and sale of innovative non-lethal personal security solutions.  For more information on the Company, please visit the corporate website here or the Company's investor relations site here. The Company is the manufacturer of the Byrna® HD personal security device, a state of the art handheld CO2 powered launcher designed to provide a non-lethal alternative to a firearm for the consumer, private security, and law enforcement markets. To purchase Byrna products visit the Company's e-commerce store.

Forward Looking Information
This news release contains "forward-looking statements" within the meaning of the U.S. and Canadian securities laws. All statements contained in this news release, other than statements of current and historical fact, are forward-looking. Often, but not always, forward-looking statements can be identified by the use of words such as "plans", "expects", "projects", "intends", "anticipates" and "believes" and statements that certain actions, events or results "may", "could", "would", "should", "might", "occur" or "be achieved" or "will be taken." Forward-looking statements include descriptions of currently occurring matters which may continue in the future. Forward-looking statements in this news release include but are not limited to the ability of the acquisition of Mission Less Lethal's assets to help the Company access domestic and international markets, the appeal of the Mission Less Lethal Compact Tactical Rifle to the Company's existing customer base, the potential growth opportunity provided by the transaction, the potential for developing new products using Mission Less Lethal's intellectual property, and anticipated further disclosures related to the acquisition. Forward-looking statements are based on, among other things, opinions, assumptions, estimates and analyses that, while considered reasonable by the Company at the date the forward-looking information is provided, inherently are subject to significant risks, uncertainties, contingencies and other factors that may cause actual results and events to be materially different from those expressed or implied.

Any number of risk factors could affect anticipated events and outcomes and cause them to differ materially from those expressed or implied by the forward-looking statements in this news release, including, but not limited to production or supply chain issues or pandemic related delays or constraints that delay or interfere with the production or sale of Mission products by Byrna, the integration of the Mission business, the cross-selling appeal of Mission products to our customer base, the response of Mission's customer base to existing and future Byrna products, and  utility of the Mission IP to products in development and development and sale of future products,  the Company's ability to bring new products to market that  have not yet been fully developed, marketed or proven to be  commercially viable, and the utility of the Mission customer list and  products in development and sale of new products and new sales channels. The order in which these factors appear should not be construed to indicate their relative importance or priority. We caution that all risks cannot be anticipated and any list of risks may not be exhaustive, accordingly, any forward-looking statements contained herein should not be relied upon as a prediction of actual results.  Investors should carefully consider these and other relevant factors, including those risk factors in Part I, Item 1A in our most recent Form 10-K and subsequent filings with the Securities and Exchange Commission ("SEC"), and should not place undue reliance on forward-looking information. The Company assumes no obligation to update or revise any forward-looking information, except as required by applicable law.

SOURCE Byrna Technologies Inc.

Mission Less Lethal’s signature product, the TCR

Byrna 68 Caliber Fin Tail Projectile